N E W S  R E L E A S E

     APHTON COMPLETES PATIENT RECRUITMENT FOR GASTRIC CANCER CLINICAL TRIAL

                                January 23, 2002

Miami,  FL - Aphton  Corporation  (Nasdaq:  APHT) Aphton  announced  that it has completed patient recruitment for its clinical trial for patients with metastatic gastric cancer, with a combination, concomitant immuno-chemo therapy regimen of Aphton's anti-G17 immunogen (G17DT) and 5-FU plus cisplatin. The primary center for this stomach cancer trial is the M.D. Anderson Cancer Center in Houston, Texas.

Aphton's anti-gastrin therapy represents a unique and innovative biological treatment for patients suffering from gastrointestinal system cancers. Aphton's anti-gastrin drug induces antibodies in patients that neutralize (block) both gastrin 17 and gly-gastrin and remove them from circulation before they can initiate cell growth. Gastrin 17 and gly-gastrin are believed to be central growth factors, or the initiating signals, for cell growth and cell proliferation and metastasis (spread) in stomach cancer and in other gastrointestinal system cancers.

It is estimated that there are approximately 570,000 patients with gastric cancer in the US, Europe and Japan alone. The prognosis for the overwhelming majority of these patients is very poor. Patients diagnosed with metastatic disease have five-year survival rates of only about three percent. Surgery and chemotherapy are the primary treatment options currently, but have shown only very limited benefit. Aphton believes that its anti-gastrin approach has the potential to extend life without adding toxicity to the therapeutic regimen.

Aphton Corporation is a biopharmaceutical company developing products using its innovative vaccine-like technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases; and the prevention of pregnancy. Aphton has several strategic alliances, including strategic alliances with Aventis Pasteur (NYSE: AVE), for human cancer treatments with G17DT in North America and Europe, and GlaxoSmithKline (NYSE:
GSK), for human reproductive system diseases with GnRH pharmaccine, worldwide.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number of risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement, except as may be required under applicable securities laws.


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Contact:

Aphton Corporation
(305) 374-7338